Globalink, Inc., and Subsidiary
9302 Lee Highway
Fairfax, Virginia 22031-1208

Dear Sirs:

We have issued our report dated February 24, 1997, accompanying the consolidated financial statements of Globalink, Inc., and Subsidiary appearing in the 1996 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended December 31, 1996, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



                                        /s/ Grant Thornton LLP

Vienna, Virginia
April 22, 1997